          As filed with the Securities and Exchange Commission on May 16, 1994.

                                          Registration  No. 33-________________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                         ______________________________

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                         ______________________________

                          KEYSTONE INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)
                         ______________________________

                TEXAS                                  74-1058689
    (State or Other Jurisdiction                    (I.R.S. Employer
  of Incorporation or Organization)                Identification No.)

                            9600 WEST GULF BANK DRIVE
                              HOUSTON, TEXAS  77040
  (Address, including Zip Code, of Registrant's Principal Executive Offices)
                        ______________________________

         KEYSTONE INTERNATIONAL, INC. 1994 DIRECTORS' STOCK OPTION PLAN
                         ______________________________

     Name, Address and Telephone                 Copy of communications to:
     Number of Agent for Service:

         MARK E. BALDWIN                              T. WILLIAM PORTER
    KEYSTONE INTERNATIONAL, INC.                    PORTER & HEDGES, L.L.P.
     9600 WEST GULF BANK DRIVE                 700 LOUISIANA STREET, SUITE 3500
      HOUSTON, TEXAS  77040                       HOUSTON, TEXAS  77002-2370
         (713) 466-1176                                  (713) 226-0600


                        CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                                     Proposed Maximum        Proposed
                                                      Amount to          Offering        Maximum Aggregate       Amount of
          Title of Securities to be Registered     be Registered(1)  Price per Unit(2)   Offering Price(2)  Registration Fee(2)
- ------------------------------------------------------------------------------------------------------------------------------------
      Common Stock, par value $1.00 per share(3)       300,000           $22.0625           $6,618,750            $2,283
====================================================================================================================================

(1) Pursuant to Rule 416(a), also registered hereunder is an indeterminate number of shares of Common Stock issuable as a result of the anti-dilution provisions of the Plan.

(2) Pursuant to Rule 457(c) and (h), the registration fee is computed upon the basis of the average of the high and low prices, $22.0625 per share, at which the Common Stock sold on the New York Stock Exchange as reported on the consolidated reporting system on May 11, 1994.

(3)      Includes preferred share purchase rights associated with the Common
         Stock.

                                    PART II

         INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The contents of the following documents filed by Keystone International, Inc., a Texas corporation (the "Company" or "Registrant"), with the Securities and Exchange Commission ("Commission") are incorporated into this registration statement ("Registration Statement") by reference:

         (a) The Company's annual report on Form 10-K for the fiscal year ended December 31, 1993; and

         (b) The Company's quarterly report on Form 10-Q for the quarter ended March 31, 1994, and all other reports filed by the Company pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 1993.

         All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the filing date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. The Company will provide without charge to each participant in the Company's 1994 Directors' Stock Option Plan, upon written or oral request of such person, a copy (without exhibits, unless such exhibits are specifically incorporated by reference) of any or all of the documents incorporated by reference pursuant to this Item 3.

ITEM 4.  DESCRIPTION OF SECURITIES

         The following is a summary description of certain of the Company's securities, and is not intended, and should not be relied upon, as exhaustive. The description is subject in all respects to the Company's Restated Articles of Incorporation, the Certificate of Designation, Preferences, Rights and Limitations of the Company's Series A preferred stock, par value $10.00 per share (the "Series A Preferred Stock"), and the Rights Agreement dated as of March 31, 1990 between the Company and Continental Stock Transfer & Trust Company, as Rights Agent (the "Rights Agreement"). The information set forth herein is qualified in its entirety by the foregoing reference.

COMMON STOCK

         The Company is authorized by its Restated Articles of Incorporation to issue 50,000,000 shares of Common Stock of which 35,150,238 shares were issued and outstanding as of February 3, 1994. An additional 2,598,668 shares were reserved for issuance upon the conversion, exchange or exercise of other outstanding securities or pursuant to various employee benefit plans of the Company. As of such date there were 3,789 holders of record of Common Stock.

         VOTING RIGHTS. The holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of common stockholders. The Common Stock does not have cumulative voting rights; accordingly, the holders of a majority of the shares of Common Stock outstanding may elect all of the nominees for election to the Company's Board of Directors if they choose to do so. In such event, the holders of the remaining shares of Common Stock would not be able to elect any such nominees.

         DIVIDENDS. Each share of Common Stock is entitled to participate equally in dividends, if, as and when declared by the Board of Directors, and in the distribution of assets in the event of liquidation, subject in all cases to any prior rights of outstanding shares of the Company's preferred stock.
The shares of Common Stock have no preemptive or conversion rights, redemption provisions or sinking fund provisions. The outstanding shares of Common Stock are duly and validly issued, fully paid and nonassessable.

         LISTING. The Common Stock is listed for trading on the New York Stock Exchange.

         TRANSFER AGENT AND REGISTRAR. Continental Stock Transfer & Trust Company is the Transfer Agent and Registrar of the Common Stock.

PREFERRED STOCK

         Pursuant to the Company's Restated Articles of Incorporation, the Company is authorized to issue 5,000,000 shares of preferred stock, and the Company's Board of Directors by resolution may establish one or more series of preferred stock having such number of shares, designations, relative voting rights, dividend rights, liquidation and other rights, preferences and limitations as may be fixed by the Board of Directors without further stockholder approval. The Board of Directors has established the Series A Preferred Stock with 900,000 authorized shares, none of which were outstanding as of May 13, 1994. See "Series A Junior Participating Preferred Stock" below.

PROVISIONS OF THE RESTATED ARTICLES OF INCORPORATION WHICH MAY DELAY OR PREVENT A CHANGE IN CONTROL

         The provisions of the Company's Restated Articles of Incorporation summarized in the succeeding paragraphs may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider to be in such stockholder's best interest, including those attempts that might result in a premium price for the shares held by stockholders.

         The Board of Directors of the Company is divided into three classes that are elected for staggered three-year terms. Stockholders may remove a director at any time, with or without cause, but only by the affirmative vote of the holders of at least 70% of the outstanding shares of capital stock entitled to vote for the election of directors; provided, that if the Board of Directors, by an affirmative vote of at least 80% of the entire Board of Directors, recommends removal of a director to the shareholders, such removal may be effected by the affirmative vote of the holders of a majority of the outstanding shares of capital stock entitled to vote on the election of directors.

         Pursuant to the Company's Restated Articles of Incorporation, the Board of Directors by resolution may establish one or more series of Preferred Stock having such number of shares, designations, relative voting rights, dividend rights, and liquidation and other rights, preferences and limitations as may be fixed by the Board of Directors without further stockholder approval. Such rights, preferences, privileges and limitations as may be established could have the effect of impeding or discouraging the acquisition of control of the Company.

         The Company's Restated Articles of Incorporation contain a "fair price" provision that requires the approval of holders of not less than 66 2/3% of the outstanding shares of capital stock of the Company entitled to vote in the election of directors not owned, directly or indirectly, by Control Persons (as defined below) as a condition for mergers, consolidations and other business combinations involving the Company and any Control Persons; provided that the 66 2/3% voting requirement is not applicable if:

         (a) the business combination is solely between the Company and another corporation of which 50% or more of the voting stock is owned by the Company and none of which is owned by a Control Person and each holder of Common Stock receives the same type of consideration in proportion to his holdings; or

         (b)     all of the following conditions are satisfied:

                 (i) the cash or reasonably determined fair market value of the property, securities or other consideration to be received per share in the business combination by holders of the Common Stock is not less than the highest price per share paid by the Control Person in acquiring any of its holdings of Common Stock;

                 (ii) after becoming a Control Person and before the consummation of the business combination;

                          (A) the Control Person has not acquired any newly issued shares of capital stock, directly or indirectly, from the Company (except upon conversion of convertible securities acquired before becoming a Control Person or as a result of a pro-rata stock dividend or stock split or upon compliance with the provisions of the Company's Restated Articles of Incorporation); and

                          (B) the Control Person has not received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits provided by the Company or made any major changes in the Company's business or equity capital structure; and

                 (iii) a proxy statement responsive to the requirements of the Exchange Act, regardless of whether the Company is then subject to such requirements, is mailed to the public shareholders in the Company for the purpose of soliciting shareholder approval of such business combination; or

         (c) the business combination is approved by the affirmative vote of at least a majority of the directors who held office as directors before the date on which the Control Person became such.

         Control Persons include any holder of 20% or more of the outstanding shares of Common Stock and any affiliate of such holder.

         The Company's Restated Articles of Incorporation further provide that special meetings of stockholders can be called only by the chairman of the board, the president, the Board of Directors, or by the holders of 50% of the shares of capital stock of the Company entitled to vote at the proposed special meeting.

SHAREHOLDER RIGHTS PLAN

         On June 20, 1990, the Board of Directors of the Company declared a dividend distribution of one preferred stock purchase right ("Right") for each outstanding share of Common Stock. Each right entitles the registered holder to purchase from the Company one Depositary Preferred Share, which represents equitable ownership of one one-thousandth of a share of Series A Preferred Stock at a price of $80.00 per Depositary Preferred Share (the "Exercise Price"), subject to adjustment.

         The Rights attach to all certificates representing outstanding or later issued shares of Common Stock, and no separate Rights certificates have been distributed. Until the earlier to occur of (i) 10 calendar days (subject to extension by the Board of Directors) following a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 20% or more of the outstanding shares of Common Stock (an "Acquiring Person"); or (ii) 10 business days (subject to extension by the Board of Directors) following a public announcement of a tender or exchange offer, which, if consummated, would result in an Acquiring Person beneficially owning 20% or more of the shares of Common Stock (the earlier to occur of such dates is referred to hereafter as the "Distribution Date"), or earlier redemption or expiration of the Rights, (a) the Rights will be evidenced with respect to any of the Common Stock certificates outstanding as of July 2, 1990 by the certificates representing such shares and shall be transferred with and only with the Common Stock; (b) new Common Stock certificates will contain a notation incorporating the Rights Agreement by reference; and (c) the surrender for transfer of any certificates representing shares of Common Stock outstanding also will constitute the transfer of the Rights associated with such shares of Common Stock. As soon as practicable following the Distribution Date, separate certificates representing the Rights ("Rights Certificates") will be mailed to holders of record of Common Stock as of the close of business on the Distribution Date. Thereafter, the Rights Certificates alone will evidence the Rights, and the Rights will be transferable separate and apart from the Common Stock.

         The Rights are not exercisable until the Distribution Date. Under certain circumstances set forth in the Rights Agreement, Rights issued to, or beneficially owned by, a person who is or becomes an Acquiring Person, its affiliate, or associate, as defined in the Rights Agreement, will become null, void, and non-transferable. The Rights will expire at the close of business on March 31, 2000, unless earlier redeemed by the Board of Directors as described below.

         The aggregate number of shares of Series A Preferred Stock issuable upon the exercise of the Rights will be deposited, if, as and when issued, with Continental Stock Transfer & Trust Company, as depositary (the "Depositary") under the Depositary Agreement between the Company and the Depositary. The Depositary will issue, upon written order, Depositary Receipts, each of which will represent one or more Depositary Preferred Shares. Each Depositary Preferred Share will represent the equitable ownership of one one-thousandth of a share of Series A Preferred Stock, and will entitle the holder to cast one vote on all matters upon which the holders of Series A Preferred Stock will be entitled to vote.

         The Exercise Price payable and the number of Depositary Preferred Shares properly issuable upon the exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a dividend payable in, or subdivision or combination of, the Common Stock; (ii) upon the grant to holders of the Common Stock of rights, options, or warrants entitling the holder to subscribe for or purchase Common Stock, or securities convertible into Common Stock, at an exercise price per share of Common Stock less than the then current market price per share of Common Stock; or (iii) upon the distribution of evidences of indebtedness, cash (other than a regular periodic cash dividend out of the retained earnings of the Company), assets (other than a dividend payable in Common Stock, but including a dividend payable in stock other than Common Stock) or convertible securities, subscription rights, or warrants (other than those referred to in clause (ii) above).

         At any time after a person becomes an Acquiring Person, the Board of Directors may, at its option, exchange all or part of the then outstanding and exercisable Rights for shares of Common Stock at an exchange ratio of one share of Common Stock per Right; provided, that the Board of Directors may not effect such an exchange after the time that any Acquiring Person together with its affiliates and associates (each as defined in the Rights Agreement) becomes the beneficial owner of 50% or more of the then outstanding shares of Common Stock.

         If, after any person has become an Acquiring Person, (i) the Company is acquired in a merger or other business combination transaction, or its Common Stock is changed into or exchanged for other securities or assets, or
(ii) more than 50% of the Company's assets or earning power is sold, each Right will entitle the holder to purchase, upon the exercise thereof at the then current Exercise Price, a number of shares of common stock of the acquiring company having a market price (as defined in the Rights Agreement) of two times the Exercise Price. If any person or group becomes the beneficial owner of 20% or more of outstanding shares of Common Stock, then each holder (other than an Acquiring Person) will have the right to receive, at any time on or after the Distribution Date, upon the exercise thereof at the then current Exercise Price, a number of Depositary Preferred Shares having a market price (as defined in the Rights Agreement) of two times the Exercise Price.

         With certain exceptions, no adjustment in the Exercise Price will be required until cumulative adjustments require an adjustment of at least 1% of the Exercise Price. No fractional shares (other than fractions that are integral multiples of one one- thousandth of a share of Series A Preferred Stock) will be issued, and in lieu thereof, a payment in cash will be made.

         At any time before the earlier of (i) 10 calendar days (subject to extension by the Board of Directors) following the Stock Acquisition Date, which is defined to mean the date of the first public announcement by the Company or an Acquiring Person representing that an Acquiring Person has become such or (ii) the Expiration Date, the Company may redeem the outstanding Rights in whole, but not in part, at a price of $.001 per Right (the "Redemption Price"). Immediately upon the election of the Board of Directors to redeem the Rights, the holder's right to exercise the Rights will terminate, and such holder will only be entitled to receive the Redemption Price.

         Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

         Before the Distribution Date, any provision of the Rights Agreement may, at the direction of the Board of Directors, be supplemented or amended without the approval of the holders of the Rights. After the Distribution Date, the Board of Directors may direct the supplementation or amendment of the Rights Agreement, without the approval of the holders of the Rights Certificates (i) to cure any ambiguity or to correct or to supplement any provision of the Rights Agreement which may be defective or inconsistent with any other provision therein; (ii) to shorten or lengthen any time period prescribed in the Rights Agreement; or (iii) to amend or to supplement any provision of the Rights Agreement in any manner which the Company may deem necessary or desirable and which will not adversely affect the interests of the holders of the Rights Certificates (other than an Acquiring Person, its affiliates, or associates, each as defined in the Rights Agreement).

         The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to any person or group which attempts, without the approval or consent of the Board of Directors, to acquire the Company (except pursuant to an offer conditioned on the acquisition of a substantial number of Rights). The Rights should not interfere with any merger or other business combination transaction approved by the Board of Directors since the Board of Directors may, at its option, at any time before the close of business on the earlier of (i) the tenth day following the Distribution Date or (ii) the Expiration Date, redeem all, but not less than all, the then outstanding Rights at $.001 per Right.

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

         GENERAL. Shares of the Series A Preferred Stock may be purchased pursuant to the terms and conditions of the Rights Agreement. The Series A Preferred Stock ranks junior to all other series of the Company's preferred stock as to the payment of dividends and distribution of assets upon liquidation, unless otherwise specifically provided in connection with the designation of a subsequent series of preferred stock.

         DIVIDENDS. Holders of shares of the Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors, dividends out of legally available funds; provided, that no dividend will be declared and paid with respect to the Common Stock (other than in shares of Common Stock) unless a dividend is simultaneously declared and paid with respect to the Series A Preferred Stock in an amount equal to 1,000 times (subject to adjustment for any stock dividend, stock split or combination with respect to the Common Stock) the amount of the dividend declared as paid with respect to the Common Stock.

         LIQUIDATION RIGHTS. In the event of any liquidation, dissolution, or winding up of the Company, the holders of shares of the Series A Preferred Stock are entitled to receive, out of assets of the Company available for distribution to stockholders and before any distribution is made to holders of shares of the Company's capital stock ranking junior thereto, liquidating distributions in the amount of $10 per share, plus an amount equal to any declared but unpaid dividends thereon, to the date of such distribution; provided, that the holders of shares of the Series A Preferred Stock will be entitled to receive an aggregate amount per share equal to 1,000 times (subject to adjustment for any stock dividend, stock split or combination with respect to the Common Stock) the aggregate amount distributed per share to holders of shares of the Common Stock.

         REDEMPTION; CONSOLIDATION OR MERGER. The shares of Series A Preferred Stock are not redeemable. If the Company enters into any consolidation, merger, combination, or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash, or other property, the shares of Series A Preferred Stock will be similarly exchanged or changed in an amount per share (subject to adjustment for any stock dividend, stock split or combination with respect to the Common Stock) equal to 1,000 times the aggregate amount of stock, securities, cash, or other property, as the case may be, into which or for which each share of Common Stock is exchanged or changed.

         VOTING RIGHTS. Each share of Series A Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Company. This number is subject to adjustment in the event of any stock dividend, stock split or combination with respect to the Common Stock. Except as otherwise provided in the Certificate of Designation of the Series A Preferred Stock or by applicable law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of the stockholders of the Company. Except as otherwise provided in the Certificate of Designation of the Series A Preferred Stock, the holders of Series A Preferred Stock have no special voting rights and their consent is not required (except to the extent they are entitled to vote with the holders of shares of Common Stock) for taking any corporate action. Cumulative voting by the holders of shares of Series A Preferred Stock is not permitted.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article 2.02 of the Texas Business Corporation Act (the "TBCA") provides that a Texas corporation shall have the power to indemnify directors, officers, employees and agents and to purchase and maintain liability insurance for those persons. Article 2.02-1 of the TBCA empowers the Registrant to indemnify any director or officer for expenses, including attorneys fees, judgements, fines and amounts paid in settlement actually and reasonably incurred in the defense of any action, suit or proceeding in which such director or officer is a party by reason of his position.

         Pursuant to Article 2.02-1 of the TBCA, Article IV of the Registrant's Bylaws contains the following provisions regarding indemnification:

                 Each Director or former Director (for purposes of this article, "Director") and each officer or former officer (for purposes of this article, "Officer") of this corporation and each person who is or who may have served at its request as a director or officer of another corporation in which it owned shares of stock or of which it is a creditor, or as a partner, venturer, proprietor, trustee, employee, agent or similar functionary of another partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, shall be indemnified by the corporation against all liabilities imposed upon him and actual expenses reasonably incurred by him in connection with any claim made against him or any action, suit, or proceeding in which he is or is threatened to be made a named defendant or respondent by reason of his being or having been such Director or Officer. In no event, however, shall such Director or Officer be entitled to indemnification in any action, suit, or proceeding in which such Director shall have been found not to have acted in good faith and in the reasonable belief that his conduct as such Director was in the corporation's best interests; and, in the case of an Officer of the corporation, that such Officer did not act in good faith in the reasonable belief that his conduct was at least not opposed to the corporation's best interests; and in the case of any criminal proceeding, such Director or Officer had no reasonable
         cause to believe his conduct was unlawful.   Moreover, no Director
         shall be indemnified for any obligations arising from any action, suit, or proceeding in which (i) such Director is found liable on the basis that personal profit was improperly received by him, whether or not the action resulted from an action taken in his official capacity, or (ii) such director is found liable to the corporation.

                 The corporation shall indemnify such Director or Officer to the greatest extent permitted by law for reasonable expenses incurred in connection with any action, suit, or proceeding in which such Director or Officer has been wholly successful in the defense of the proceeding, on the merits or otherwise, except that if such action, suit, or proceeding was brought by or on behalf of the corporation, indemnification shall be limited to reasonable expenses actually incurred by such Director or Officer with respect to such proceeding; provided, however, that such indemnity shall be conditioned upon the prior determination by a majority of the Board of Directors or a committee thereof who are not named defendants or respondents in such action, suit, or proceeding, or special legal counsel appointed thereby, or, solely in the event the Board of Directors is not able to act and unable to select special legal counsel, by vote of those shareholders who are not also Directors named as defendant or respondent in such action, suit, or proceeding, that such Director or Officer has acted in good faith and in the reasonable belief as to the best interests of the corporation described above.

                 If any pending, threatened, or completed proceeding is settled, amounts paid as indemnification of the settlement shall not exceed costs, fees and expenses which would have been reasonably incurred if the action, suit, or proceeding had been litigated to a conclusion. The determination by the Board of Directors, or by independent counsel, and the payment of amounts by the corporation on the basis thereof, shall not prevent a shareholder from challenging such indemnification by appropriate legal proceedings. Neither shall a determination by the Board of Directors, a committee thereof, or special legal counsel appointed thereby, that indemnification is not permissible, prevent a Director or Officer from challenging such determination by appropriate legal proceedings. Reasonable expenses of a Director or Officer who was, is, or is threatened to be made a named defendant or respondent in any proceeding shall be paid in advance before any final disposition upon appropriate written request to the corporation.

                 The corporation may purchase and maintain insurance on behalf of any person who is or was a Director, Officer, employee, or agent of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, against any liability asserted against him in such a capacity or arising out of his status as such a person, whether or not the corporation would have the power to indemnify him against that liability under this article.

                 The foregoing rights and indemnification shall be construed in accordance with the laws of the State of Texas as presently in force and as hereafter amended. In all events, these bylaws shall be deemed to grant the Directors and Officers the maximum protection consistent with law and shall be deemed amended from time to time to reflect any changes in such law. The foregoing shall not be exclusive of any private contractual right of indemnification, nor shall it limit the same; provided, however, such contractual agreement shall not be inconsistent with the Texas Business Corporation Act as presently in force or hereafter enacted.

         The Company's Restated Articles of Incorporation contain provisions eliminating or limiting the liability of a director for an act or omission in his capacity as director; however, those provisions do not eliminate or limit the liability of a director for: (i) a breach of a director's duty of loyalty to the Company or its shareholders; (ii) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law;
(iii) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; (iv) an act or omission from which the liability of a director is expressly provided for by statute; or (v) an act related to an unlawful stock repurchase or payment of a dividend.

         The Company's directors and certain executive officers have entered into Indemnity Agreements with the Company pursuant to which the Company has agreed, subject to certain conditions, to indemnify such directors and executive officers against certain liabilities incurred by such persons arising out of their activities on behalf of the Company.

         The above discussion of the Company's Restated Articles of Incorporation and Bylaws, and Texas statutes is not intended to be exhaustive and is qualified in its entirety by such Articles, Bylaws and statutes.

ITEM 7.          EXEMPTION FROM REGISTRATION CLAIMED

                 Not Applicable.

ITEM 8.          EXHIBITS

         The following is a list of all exhibits filed as part of this Registration Statement.

Exhibit
  No.      Description
- -------    -----------
4.1        Form of Note purchase agreement dated as of October 15, 1993 between the Company and several purchasers (incorporated by reference to Exhibit 4.1 to the Company's Form 10-K for the year ended
           December 31, 1993).
4.2        Shareholder Rights Plan dated March 31, 1990 between the Company and NationsBank of Texas, N.A., as Rights Agent (incorporated by reference to Exhibit 4.2 to the Company's Form 10-K for the year ended December 31, 1990).
4.3        Agreement of the Company to provide to the Commission, upon request, copies of certain long-term debt agreements (incorporated by reference to Exhibit 4.3 to the Company's Form 10-K for the year ended December 31, 1991).
*5.1       Opinion of Porter & Hedges, L.L.P. with respect to legality of securities.
*23.1      Consent of Porter & Hedges, L.L.P. (included in Exhibit 5.1).
*23.2      Consent of Arthur Andersen & Co.
*24.1      Powers of Attorney (included on signature page).

__________________________
* Filed herewith

ITEM 9.          UNDERTAKINGS

         A.      Undertaking to Update

                 The undersigned Registrant hereby undertakes:

                          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                                  (i)  To include any prospectus required by
                          section 10(a)(3) of the Securities Act of 1933 ("Securities Act");

                                  (ii)  To reflect in the prospectus any facts
                          or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                                  (iii)  To include any material information
                          with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement;

                 Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B.      Undertaking With Respect to Documents Incorporated by Reference

                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
                 Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C.      Undertaking With Respect to Indemnification

                 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark E. Baldwin and Malcolm D. Clark, and each of them, any one of whom may act without joinder of the others, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been duly signed by the Registrant in the City of Houston, State of Texas, on the 3rd day of May, 1994.

                                            KEYSTONE INTERNATIONAL, INC.



                                            By: /s/ R.A. LeBlanc
                                                R. A. LeBlanc,
                                                Chairman of the Board and
                                                Chief Executive Officer

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and as of the 3rd day of May, 1994.


            Signature                                  Title
            ---------                                  -----


        /s/ Raymond A. LeBlanc                         Chief Executive Officer
        Raymond A. LeBlanc                             and Director

        /s/ Malcolm D. Clark
        Malcolm D. Clark                               President and Director


        /s/ Arthur L. French                           Executive Vice President
        Arthur L. French                               and Director


        /s/ Mark E. Baldwin                            Principal Financial and
        Mark E. Baldwin                                Accounting Officer

            Signature                                        Title
            ---------                                        -----

        /s/ Floyd A. Cailloux
        Floyd A. Cailloux                                    Director

        _____________________                                Director
        Bob G. Gower


        /s/ F. O'Neil Griffin                                Director
        F. O'Neil Griffin


        /s/ Martin E. Hamilton                               Director
        Martin E. Hamilton

        /s/ Farrell G. Huber                                 Director
        Farrell G. Huber


        /s/ W. Wayne Patterson                               Director
        W. Wayne Patterson

        /s/ Donato F. Raimondi                               Director
        Donato F. Raimondi


        /s/ Allen F. Rhodes                                  Director
        Allen F. Rhodes


        /s/ Wallace S. Wilson                                Director
        Wallace S. Wilson

                               INDEX TO EXHIBITS

Exhibit
  No.                                                                                             Sequentially
- -------                                                                                             Numbered
                                                                                                      Page
                                                                                                 -------------
4.1 -    Form of Note purchase agreement dated as of October 15, 1993 between the Company and several purchasers (incorporated by reference to Exhibit 4.1 to the Company's Form 10-K for the year ended December 31, 1993).
4.2 -    Shareholder Rights Plan dated March 31, 1990 between the Company and NationsBank of
         Texas, N.A., as Rights Agent (incorporated by reference to Exhibit 4.2 to the Company's
         Form 10-K for the year ended December 31, 1990).
4.3 -    Agreement of the Company to provide to the Commission, upon request, copies of certain long-term debt agreements (incorporated by reference to Exhibit 4.3 to the Company's
         Form 10-K for the year ended December 31, 1991).
*5.1 -   Opinion of Porter & Hedges, L.L.P. with respect to legality of securities.
*23.1 -  Consent of Porter & Hedges, L.L.P. (included in Exhibit 5.1).
*23.2 -  Consent of Arthur Andersen & Co.
*24.1 -  Powers of Attorney (included on signature page).

__________________________
* Filed herewith